                                                                  EXHIBIT 10.25


                        COLLECTIVE BARGAINING AGREEMENT


                                    between

                             STC Broadcasting Inc.

                            (for Station WROC - TV)


                                   Company


                                      and


                     AMERICAN FEDERATION OF TELEVISION AND

                            RADIO ARTISTS (AFL-CIO)


                                    Union








Effective March 3, 1997 through March 2, 1999

                          AFTRA/WROC-TV 1997 AGREEMENT
                               TABLE OF CONTENTS


                                                                               Page
                                                                               ----

PREAMBLE.......................................................................  1

SECTION 1--   RECOGNITION......................................................  1
        1.1   .................................................................  1
        1.2   Supervisors of Producers-Directors...............................  1
        1.3   Supervisors of Staff Artists.....................................  1
        1.4   Management Appearances...........................................  2
        1.5   Applicability....................................................  2

SECTION 2 --  AFTRA MEMBERSHIP.................................................  2
        2.1   Union Security...................................................  2
        2.2   .................................................................  3
        2.3   Acceptance into AFTRA Membership.................................  3
        2.4   .................................................................  3
        2.5   Notification of Non-Membership...................................  3
        2.6   Checkoff.........................................................  3
        2.7   Indemnification..................................................  4
        2.8   Union Representatives............................................  4

SECTION 3 --  STRIKES AND PICKETING............................................  4
        3.1   .................................................................  4
        3.2   .................................................................  4

SECTION 4 --  MINIMUM TERMS & CONDITIONS.......................................  5
        4.1   .................................................................  5
        4.2   .................................................................  5

SECTION 5 --  GRIEVANCE & ARBITRATION..........................................  5
        5.1   Grievance Procedure..............................................  5
        5.2   Arbitration......................................................  6
        5.3   Survival of Grievances...........................................  6
        5.4   Right of Visitation..............................................  7

SECTION 6 --  LEAVE OF ABSENCE.................................................  7
        6.1   Military Leave...................................................  7
        6.2   Pregnancy Leave..................................................  7

SECTION 7 --  WAIVERS..........................................................  7
        7.1   .................................................................  7
        7.2   .................................................................  7
        7.3   .................................................................  8

SECTION 8 --  MANAGEMENT RIGHTS................................................  8
        8.1   .................................................................  8

SECTION 9 --  APPLICATION OF FEES..............................................  8
        9.1   .................................................................  8
        9.2   Exclusions.......................................................  8
        9.3   Commercials......................................................  9
        9.4   Network Programming..............................................  9
        9.5   .................................................................  9
        9.6   Prerecorded Broadcasts...........................................  9
        9.7   Further Exclusions...............................................  9

SECTION 10 -- SPECIAL TELEVISION PROVISIONS.................................... 10
        10.1  Use of Videotape for Reference, File Audition, Trailer,
              Promotional, and Out-of-City Purposes............................ 10
        10.2  Unfair Provisions................................................ 10
        10.3  ..................................................................10

        10.4  Incidental Rehearsal..............................................10
        10.5  Wardrobe Provision................................................11

SECTION 11 -- TELEVISION FEES.................................................. 11
        11.1  ................................................................. 11
        11.2  ................................................................. 11
        11.3  ................................................................. 11
        11.4  ................................................................. 11

SECTION 12 -- ASSIGNMENTS...................................................... 11
        12.1  Interchangeability............................................... 11
        12.2  Staff Artists' Assignments....................................... 12
        12.3  Producer-Director Assignments.................................... 12

SECTION 13 -- STAFF WAGES...................................................... 13
        13.1................................................................... 13

        13.2  Definitions...................................................... 14
               * Anchorperson.................................................. 14
               * Specialty Announcer........................................... 14
               * Producer-Director............................................. 14
               * Announcer-Reporter............................................ 14
               * Associate Director............................................ 15

SECTION 14 -- HOURS OF WORK, SPECIAL PROVISIONS, MEAL PERIOD,
               TRANSPORTATION, ETC............................................. 15
        14.1  Hours of Work.................................................... 15
        14.2  Special Provisions Covering
              (1) Part-time or Trainee Employees............................... 16
              (ii)............................................................. 17
        14.3  Length of Staff Stretch.......................................... 17
        14.4  Meal Periods..................................................... 17
        14.5  Rest Between Staff Stretches..................................... 17
        14.6  Transportation................................................... 17
        14.7  Travel Time...................................................... 18
        14.8  Bureaus.......................................................... 18

        14.9  Sick Leave....................................................... 18
        14.10 Vacations and Holidays........................................... 18
        14.11 Termination of Employment........................................ 19
        14.12 Safety........................................................... 22
        14.13 Assignments and Competitive Auditions............................ 22
        14.14 Pay for Auditions and Performance on Programs.................... 22
        14.15 Duties........................................................... 22
        14.16 Other Services................................................... 23
        14.17 Schedule Changes................................................. 23
        14.18 Insurance and Other Benefit Programs............................. 24
        14.19 Bereavement Pay.................................................. 24

SECTION 15 -- EQUAL OPPORTUNITY................................................ 24
        15.1................................................................... 24

SECTION 16 -- CONFORMANCE WITH LAW............................................. 24
        16.1................................................................... 24

SECTION 17 -- PERSONAL SERVICE CONTRACTS....................................... 25

SECTION 18 -- MINIMUM COMPLEMENT............................................... 26

SECTION 19 -- TERM OF AGREEMENT................................................ 26
        19.1................................................................... 26
        19.2................................................................... 26
        19.3................................................................... 26

SIDE AGREEMENT................................................................. 28

                                    PREAMBLE


     Agreement made as of the third day of March, 1997 by and between the AMERICAN FEDERATION OF TELEVISION AND RADIO ARTISTS (A.F.L.-C.I.O.), having its principal office at 260 Madison Avenue, New York, New York 10016,and its ROCHESTER-LOCAL, party of the first part (hereinafter referred to as "AFTRA"), bargaining representative for performing artists (talent) and producers, and STC BROADCASTING INC. - Channel 8, party of the second part (hereinafter called "Station" or "Company"), owning and operating station of WROC-TV having its principal office at 201 Humboldt Street, Rochester, New York 14610 (hereinafter referred to as the "Station").

     In consideration of the covenants and agreements herein contained, it is agreed as follows:


SECTION 1 - RECOGNITION

1.1 The Company recognizes AFTRA as the exclusive collective bargaining representative for all persons who appear physically or vocally before the microphone or camera who are or hereafter will be employed by the Company at the Station during the life of this Agreement (all such persons being hereinafter referred to collectively as "Artists"); and for all television producers who are or hereafter will be employed by the Company at the Station during the life of this Agreement (all such persons being hereinafter referred to collectively as "Producers-Directors"), but excluding accounting, clerical, technical, sales, maintenance, and confidential employees, and guards and supervisors as defined by the National Labor Relations Act (hereinafter referred to as "Act") as amended.

1.2 Supervisors of Producer-Directors. Any supervisor who works as a television Producer-Director who spends more than twenty hours per work week, or more than fifty percent (50%) of his work time on production, shall be deemed to be a staff Producer-Director and subject to all terms and conditions of this Agreement relating to staff Producers. In any event, no supervisor shall act as a staff Producer-Director except to replace a regular staff Producer-Director who is absent due to: illness, vacation, leave of absence, failure of assigned Producer-Director to appear for duty for any reason, in case of other emergencies; or except if such work is performed by a supervisory production manager or program manager. For the purposes of the last stated exception the parties agree: (1) the Company shall designate and advise the Union which one of the employees in these two classifications shall perform such work and such designation shall not be changed except upon one week's notice; (2) such work shall be limited to a maximum of fifteen (15) hours per week or until the end of a non-regularly scheduled program which has begun during these hours, e.g. an election or a disaster; 3) this exception shall not be used in a manner to directly cause the layoff of a bargaining unit Producer-Director.

1.3 Supervisors of Staff Artists. Any supervisor who works as a staff Artist who spends more than twenty (20) hours per workweek, or more than fifty percent (50%) of his work time on announcing shall be deemed to be a staff Artist and subject to all terms and conditions of this Agreement relating to staff Artists. In any event no supervisor





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
1997 AFTRA/WROC-TV AGREEMENT (cont.)

       shall act as a staff Artist except to replace a regular staff Artist who is absent due to: illness, vacation, leave of absence, failure of assigned Artist to appear for duty for any reason, in case of other emergencies, or except if such work is performed by a supervisory news director.

1.4 Management Appearances. Any member of the management or ownership of the Company, may appear on any of the Company's facilities at any time under the following provisions:

       (a) Such member of management may appear without staff Artist present to do programs in the nature of station editorials.

       (b) Emergencies and conditions including Acts of God and other situations which are provided in section 1 and Section 12, paragraph 2(a).

1.5 Applicability. The provisions of this Agreement shall be applicable to said Rochester, New York facility of the Company.


SECTION 2 - AFTRA MEMBERSHIP

2.1 Union Security. All Artists and Producer-Directors (except otherwise herein provided) now or hereafter employed by the Company during the life of this Agreement shall, not later than 31 days following the beginning of such employment or the effective date of this Agreement, whichever is later, be or become members of AFTRA during the life of this Agreement as a condition of continued employment. Any person who appears with regularity on any program of the Station and who performs on such program duties which could normally be performed by an Artist (in his respective category) shall be or become a member of AFTRA subject to the conditions and limitations contained in the Act, as amended, except that the provisions of this paragraph shall not apply to:

       (a) Professional Appearances. Persons who appear on a single broadcast or series of special broadcasts encompassed in a period of less than 30 days; or experts and professionals, such as clergymen, physicians and lawyers, speaking on subjects limited to and pertaining to their own fields, provided that they do not perform the functions of commercial announcers; or public figures appearing as such public figures without remuneration on programs of a public service or significant public interest nature; or public figures appearing as moderator on panel discussion programs, involving other public members, in which the subject is of public nature; a travelling representative of a company appearing as demonstrator for a certain product or products and employed by the company whose product or products he is demonstrating for a 30 day period; and occasional nonprofessional guests, such as local leaders, civic leaders and housewives.

       (b) Interns. Interns who work at the Station as part of their school curriculum provided: (1) no more than three (3) interns may appear in any month; (2) no individual intern may appear more than (3) times during his/her internship; and (3) no more than three (3) interns may be engaged in performing bargaining unit work at any time. If an intern is dispatched with instructions to ask questions, it will be considered an appearance.

       (c) Advertisers. Any bona fide, full time employee of an advertiser using the Company's facilities may perform the services of a commercial announcer, including lead-ins, introductions, closings, and similar functions incidental thereto on an occasional program sponsored by his employer.

2.2 It is understood and agreed that Artists employed by the Company shall not be required to appear on any program of the Station with any person who is required to be a member of AFTRA hereunder and who fails to obtain such membership, unless AFTRA by written waiver shall consent to such failure to become a member of AFTRA; provided that this shall apply only with respect to persons whose failure to obtain membership is based on their not having tendered their initiation fees and periodic dues.

2.3 Acceptance into AFTRA Membership. AFTRA agrees to accept as a member any Artist, Producer-Director or person covered by paragraph 2.1 of this Agreement that the Company wishes to employ or use, subject to the imposition of terms and penalties in the case of members suspended or expelled by AFTRA. AFTRA further agrees that such membership will be available to any Artist or person on the same terms and conditions generally applicable to other members, that it will not impose unreasonable entrance fees, dues or assessments, nor will it impose dues and initiation fees or penalties or other conditions not uniformly required as a condition of acquiring or retaining membership. In the event AFTRA should refuse membership to an Artist or person the Station wishes to employ or use, such refusal shall not affect the privilege of the Station to employ or use such Artist or person, so long as such Artist or person tenders initiation fees and periodic dues, and shall not excuse other members of AFTRA from appearing on a program with such Artist or person.

2.4 The provisions of Sections 1 and 2 of this Agreement shall apply with equal force and effect to any Artist engaged or employed at the Station whether hired directly or indirectly by the Company on behalf of itself or its sponsors, advertising agencies, independent contractors, or outside producers using the facilities of the Station; provided, however, that this paragraph in no way establishes a liability or responsibility for the Company to investigate the AFTRA membership of any person appearing live or on film, videotape, or transcription produced by others than the Company.

2.5 Notification of Non-Membership. In order to aid in the enforcement of this Article, the Station should give notice to the Rochester Local of all new hires in the unit within 30 days of hire. Upon notification in writing by AFTRA, the Company will terminate, within ten (10) days, any person covered by this Agreement who fails to maintain AFTRA membership requirements as permitted under the Act, as amended.

2.6 Checkoff. The Company will deduct Union dues from the first (lst) pay period in each month for each new employee joining the Union following completion of his initial thirty-one (31) day period and present Union member employees who complete, in duplicate, a lawful application authorizing monthly deduction of Union dues.

2.7 Indemnification. The Union shall indemnify and save the Company harmless against any and all claims, demands, suits, or other forms of liability that shall arise out of or by the reason of action taken or not taken by the Station for the purpose of complying with any of the provisions of this Section or in reliance on any list, notice, or assignment furnished under any such provisions.

2.8 Union Representatives. The Company agrees that only the following persons and no others shall be deemed to be agents of AFTRA for the purpose of administering this Agreement:

                     National Executive Director
                     National Representative, or
                     Rochester AFTRA Local Executive Director

       and such other persons as may hereafter be designated by AFTRA by written notice delivered to the Company. The Rochester AFTRA local shall from time to time furnish the Stations' management with a list showing the names of the officers of the local Union and the Union representation (shop steward) at the Station. There shall be no more than one shop steward and one assistant shop steward to fill in when the steward is absent, representing AFTRA employees.


SECTION 3 - STRIKES AND PICKETING

3.1 During the term of this Agreement AFTRA guarantees on behalf of itself and each of its members that there will be no strike of any kind, boycott, picketing, work stoppage, or any other type of organized interference, coercive or otherwise, with the Company's operations.

3.2 In the event of any strike, boycott, picketing, work stoppage, or any other type of interferences with the Company's operations which is not authorized by AFTRA, the Company agrees that there shall be no liability on the part of National or Local AFTRA or any of their officers or agents, provided that in the event of such unauthorized action AFTRA first meets all the following conditions:

       (a)    AFTRA shall declare publicly that such action is unauthorized.

       (b) AFTRA shall promptly order its members to return to work or to cease such unauthorized action, notwithstanding the existence of any picket line.

       (c) AFTRA shall not question the unqualified right of the Company to discipline or discharge employees engaging in, participating in or encouraging such unauthorized action after AFTRA has taken the action in (a) and (b) above. It is understood that such disciplinary action or discharge by the Company shall be final and binding upon AFTRA and its members and shall in no case be construed as a violation by the Company of any provision of this Agreement, provided that an issue of fact as to whether or not any particular employee has engaged in, participated in, or encouraged any such violation may be subject to the arbitration provisions of Section 5 hereof.

       (d) During a strike by any other labor organization no AFTRA member shall be assigned to, or requested to, perform any of the duties normally performed by the striking employees.


SECTION 4 - MINIMUM TERMS AND CONDITIONS

4.1 The Company agrees that the minimum terms and conditions governing the employment of Artists and Producer-Directors of the Station are those contained in this Agreement and the Company agrees that it will not enter into any contract with, or employ any staff Artist upon terms and conditions less favorable to the Artist or Producer-Director than those set forth in this Agreement. The parties agree that at no time shall any duty owed by AFTRA's members to the Company require such member to work for less than such minimum terms and conditions and the Company agrees that it will not require any AFTRA member to work for less than the said minimum wages. No refusal to work for less than the said minimum terms and conditions, whether or not directed by AFTRA, shall constitute a breach of this Agreement by AFTRA, or a breach of any individual member's contract. Such refusal to work shall not be deemed a termination of this Agreement and this Agreement shall nevertheless remain in full force and effect, and the dispute settled according to
       Section 5 of said Agreement.

4.2 The minimums established by the Agreement shall be net to the Artist, except for withholdings or deductions which are required by law, and voluntary deductions for hospitalization, insurance, Relief-Association plans, Union dues and such other deductions as may be agreed to by AFTRA.


SECTION 5 - GRIEVANCE & ARBITRATION

5.1 Grievance Procedure. Subject to Section 9(a) of the Labor Management Relations Act of 1947, should any difference or dispute arise between the Company and the Union as to the interpretation or application of the provisions of this Agreement, there shall be no suspension of work, stoppage, slowdown or lockout on account of such differences or disputes, but an earnest and good faith effort shall be made by the parties to settle such differences or disputes immediately in the following manner:

       (a) STEP ONE: The Shop Steward shall discuss any differences or disputes orally with the Department Head within fifteen (15) days after the occurrence which gave rise to the difference or dispute. If the difference or dispute cannot be settled to the satisfaction of the parties within ten (10) days after it was first discussed as above, it shall, within fifteen
              (15) days after first discussed as above, be reduced to writing and submitted to Step Two.

       (b) STEP TWO: The written grievance will be submitted to the Station General Manager or a designated representative. The Station General Manager and the Union Executive Director or their designated representatives shall meet promptly to discuss and settle such grievance. If such grievance cannot be settled it may be submitted to arbitration by the Union or the Company under the provisions of Paragraph 5.2 of this Section. Such referral of any grievance from this Step Two to arbitration shall be in writing and within a thirty (30) day time limit from date of written grievance, unless the time limit is extended by mutual agreement in writing.

       (c) Any specific grievance not filed or appealed within the specified time limits of Steps One and Two, shall be deemed to have been foreclosed and not subject to further consideration. Such foreclosures shall not establish precedent for future cases for either party.

5.2 Arbitration. The Union or the Company shall have the right to refer to an impartial Arbitrator any differences which have not been satisfactorily adjusted by means of the Steps established in Paragraph
       5.1 of this Section, and within the time limits specified.

       (a) When the services of an impartial Arbitrator are required, the Arbitrator shall be chosen from a list or lists to be submitted by the American Arbitration Association. The decision of the Arbitrator so chosen shall be final and binding on the parties. The Arbitrator shall have no right to add to, subtract from, alter, or in any way modify the terms and conditions of this Agreement, nor to issue an award of back pay or any other damages retroactive to a date more than sixty (60) days prior to the date the grievance referred to herein was filed.

       (b) The compensation and expenses, under the rules of the American Arbitration Association (AAA), of the impartial Arbitrator shall be shared equally by the Company and the Union. Each party shall be responsible for payment of its own witnesses.

       (c) No more than one (1) grievance shall be submitted to an Arbitrator for determination at one time unless a mutual written agreement of the parties is obtained for the submission of multiple grievances to the same Arbitrator. Grievances of a similar nature on the same subject may be combined for one arbitration.

5.3 Survival of Grievances. If the Company or AFTRA or any AFTRA member feels aggrieved by any act, omission, neglect, misfeasance, malfeasance or nonfeasance which has taken place in whole or in part during the term of this Agreement, the provisions of Sections 5.1 and 5.2 shall survive the termination of this Agreement for a period of thirty (30) days and shall constitute the sole and exclusive remedy therefor.

5.4 Right of Visitation. Any duly authorized representatives of AFTRA shall be admitted to the premises of the Station at any reasonable time for the purpose of determining the maintenance of salaries, fees, and other conditions agreed to hereby, provided that any such representative shall notify the applicable General Manager or his management representative prior to said visit and comply with all rules and regulations of the Company while on its premises. Not more than two (2) AFTRA representatives will be admitted at each visit. Visits shall not include the right to inspect Company's official records.


SECTION 6 - LEAVE OF ABSENCE.

6.1 Military Leave. Artists or Producer-Directors who have heretofore or may hereafter enter the armed services of the United States of America shall be entitled to all the protection and benefits afforded by any laws effective in relation thereto, and this Agreement shall be deemed subject to the provisions of any such law.

       All staff Artists and Producer-Directors (other than those employed on a temporary basis) submitting proof of having been called for military service, will be granted a leave of absence for the duration of such service. This Section shall not apply to Artists or Producer-Directors who voluntarily enter military service.

       Such employees who have not taken a vacation which has been earned will be paid for the earned vacation.

6.2 Pregnancy Leave. Leave of absence for pregnancy shall be covered by applicable law.


SECTION 7 - WAIVERS

7.1 Waivers or releases of any of the provisions of this Agreement shall be null and void as far as any AFTRA member is concerned, unless AFTRA's prior approval is first had and obtained, except as hereinafter provided.

7.2 AFTRA agrees to waive the provisions of this Agreement with respect to programs, and persons employed as Artists, in each and all of the following cases:

       (a) Bona fide amateurs employed in accordance with the present custom of the industry, on a bona fide amateur program, or amateur episodes or sketches in another program where the amateur nature of the performance is clearly indicated.

       (b) Singing groups, such as glee clubs, choirs, or choruses of philanthropic, civic, nonprofit, education or religious organizations.

         (c) Persons employed because of a reputation acquired in fields other than those covered by the Associated Actors and Artists of America.

         (d) Programs of religious, charitable, educational or civic nature, produced by nonprofit organizations, and not requiring the services of professional actors and singers.

         (e) Foreign language programs featuring ethnic folk art and information of interest to their respective communities.

         (f)     Bona fide employees of advertisers as described in Section
                 2.1.

         (g)     Interns as described in Section 2.1.

7.3 The waivers set forth in sub-paragraphs (a) through (g) shall not be used by the Company in a manner calculated to evade the object of this Agreement or to reduce the employment of AFTRA artists.


SECTION 8 - MANAGEMENT RIGHTS

8. 1 The Company, except as explicitly abridged by any provision of this Agreement, reserves and retains exclusively all of its normal and inherent rights with respect to the Management of the business, whether exercised or not, including but not limited to its rights to determine, and from time to time redetermine, the number, location, and type of its operation and location, and the methods, processes, and materials to be employed, to introduce new and improved methods; to discontinue conduct of its business or operations in whole or in part; to select and direct the working forces in accordance with the requirements determined by Management to be necessary to the orderly, efficient, and economical operation of the business, such measures to be administered without discrimination against any employee. Management reserves the right to maintain and require methods of record keeping.


SECTION 9 - APPLICATION OF FEES

9.1 Application of fees shall be paid in accordance with the schedules and conditions described under Sections 11 and 13, respectively.

9.2 Exclusions. There shall be no fees due and paid to Artists and/or Producer-Directors for work performed:

         (a) During the broadcast of live programs and/or announcements, commercial or sustaining, when such broadcasts are scheduled coincident with employees' scheduled hours of work except as limited by this Agreement.

         (b) During the recording of programs and/or commercial announcements when such recording is scheduled coincident with employees' scheduled hours of work. This shall not preclude payment of fees to Artists for recorded commercial programs and/or commercial announcements scheduled for more than one repeat broadcast except as limited by this Agreement.

         (c) During the live presentation or recording of public service and/or public affairs type programs and announcements coincident with employees' scheduled hours of work, fees will not be paid for multiple broadcasts of such programs and/or announcements.

         (d) During the live presentation of Station's promotion announcements coincident with employees' scheduled hours of work, fees will not be paid for multiple broadcasts of such announcements on local stations. This shall include Station Identification Announcements.

9.3 Commercials. Non-staff Artists who have been specifically selected and chosen by an advertiser to perform live or recorded commercial programs and/or announcements will be compensated in accordance with Sections 11 and 13 hereof.

9.4 Network Programming. Any network programming originating at the Station shall be paid in conformity with applicable AFTRA code.

9.5 When video stories are sold to a network or cable system, the artist(s) involved in that story are entitled to a minimum of 1/3 of the payment. When the station is not paid for the story, the artist is not entitled to any payment. If a newscast is simulcast or replayed on a cable system or a network and the station does not receive cash compensation, the artists are not entitled to any extra fee or payments. If the station is to be given cash compensation, the artist(s) and the station shall negotiate appropriate talent fees.

9.6 Prerecorded Broadcasts. All fees, or other applicable compensation set forth herein, shall be payable whether the broadcast is live, film, videotape or otherwise prerecorded or prepared in advance of the actual time of the broadcast. This applies with equal force and effect to programs, dramatized commercials, or other broadcast inserts, except as clearly and explicitly abridged by this Agreement.

9.7 Further Exclusions. Artists performing announcements provided in exchange for merchandise or services (generally referred to as reciprocal barter agreements) used solely in connection with Station's audience development, program, business or personality promotions in the form of prize awards or remembrance advertising, shall not be entitled to fees.

         Promotion announcements, whether or not they include sponsorship mention are not to be considered as commercials and no fee shall be payable thereon. For purposes of this Agreement, promotion announcements shall be defined as those announcements, for which no revenue is derived by the Company, which are offered to sponsors of commercials programs, or featurettes in the form of "program plus" or "cross plugs" as an incentive for sale; announcements in connection with joint station-client promotions wherein client provides merchandise or services in exchange for attendant publicity, and station receives no actual revenue therefrom; it being understood, however, that if cash expenditures are involved on the part of the client, that fees shall be paid on the basis of announcements and/or programs covered by such cash expenditures in accordance with normal published advertising rates. The Company agrees not to alter basic rate structures for the primary purpose of avoiding payment of fees.


SECTION 10 - SPECIAL TELEVISION PROVISIONS

10.1 Use of Videotape for Reference, File Audition, Trailer, Promotional, and Out-of-City Purposes.

         Videotape recordings of live local programs and excerpts therefrom may be used only under the following conditions, in no other way and for no other purposes:

         (a) Videotape recordings and excerpts therefrom may be used for reference and private audition for prospective sponsors and their agencies.

         (b) Excerpts from videotape recordings of not more than one minute in length may be used on television and in theaters for trailer and promotional purposes.

         (c) Any videotape programs or commercials recorded at WROC-TV directly by WROC-TV for use on any television station(s) outside the city of Rochester, New York shall be governed by the applicable AFTRA Code provided, however, that WROC-TV shall not be responsible or liable for the enforcement of said Code.

10.2 Unfair Provisions. Station agrees that it has notice that this Agreement represents the minimum terms and working conditions for Artists and Producer-Directors employed at the Station. Anyone representing the Station engaging employees in these fields who breaches or violates conditions of the Agreement may be regarded as unfair and employees covered by this Agreement may be instructed not to work for anyone who is unfair. This paragraph is a statement by the Company that it has notice of the facts stated in this paragraph, and goes no further.

10.3 Anyone representing the Station who engages employees covered by this Agreement who is declared to be unfair by any branch of the Associated Actors and Artists of America, upon action taken by the 4 A.s or AFTRA, may be declared unfair by AFTRA and Artists may be instructed not to work for any such person. Employees may not be required to take direction from anyone who has been declared unfair under this provision.

10.4 Incidental Rehearsal. Any time, authorized by the Company, spent by an employee in obtaining wardrobe, or wigs, or fittings therefor, and time authorized by the Company spent on makeup or wardrobe for the rehearsal or performance shall be considered as rehearsal or staff stretch time.

10.5 Wardrobe Provision. The Station agrees to provide or compensate any Artist for any special clothing or costume required by the Station for their work.


SECTION 11 - TELEVISION FEES

11.1 Staff Artists will be paid in accordance with the schedule below, as appropriate, for recorded audio and videotape commercial announcements.

                            COMMERCIAL TAPING FEES:

   Length of Commercial
Announcement/Announcements                      13 Week Unlimited Use
-------------------------------                 ----------------------------
                                                Voice Only         On Camera
                                                ----------         ---------
10 seconds or less                              $ 6.45             $16.00

11-60 seconds                                   $16.00             $50.00

61-120 seconds                                  $20.00             $55.00

Tags any length - unlimited use                 $ 2.70

11.2 Fees are effective on the first broadcast date and are paid to the Artists the first (lst) day after the end of the standard broadcast month billing date.

11.3 Artists and/or Producer-Directors performing commercial announcements or tags live in shift during emergency situations will not be entitled to fees.

11.4 All multi-station and multi-city commercials will be made and paid for in compliance with applicable AFTRA national and/or local code for Artists, except as otherwise agreed to by the Station and AFTRA. Producer/Directors will be paid $15.00 for producing/directing commercial announcements airing on other stations effective with the first broadcast date only. No staff Artist or Producer-Director will be required to produce or perform on multi-city commercials, made by parties other than WROC-TV.


SECTION 12 - ASSIGNMENTS

12.1 Interchangeability. At the discretion of management, Artists may be assigned to perform services normally rendered by Producer-Directors and Producer-Directors may be assigned to perform services normally rendered by Artists subject to the applicable terms and conditions of the Agreement for the respective category. However, in no event shall any Artist or Producer-Director perform the services of both Artist and Producer-Director simultaneously in the same broadcast.

12.2     Staff Artists' Assignment.

         (a) Except in cases of emergency or as provided in Section 12.1 and Sections 1 and 2, only staff Artists shall perform the regular duties of staff Artists, provided that supervisors may continue to perform on programs on which they have been assigned thereto on the basis of an agency or advertiser audition or upon specific request of the agency or advertiser or where a program(s) has been specifically built for use of his particular talents, but a supervisor shall not perform as a substitute during overtime.

         (b) Nonstaff Artists may be assigned to any program(s) in the discretion of the Station, subject to the following conditions:

                 That whenever a nonstaff Artist, other than the news director, is used on a television broadcast, except foreign language programs and play-by-play descriptions of sporting events, a staff Artist shall also be assigned to such broadcast, with requisite salary, overtime, and/or fee payments; said fee payments to be based on the category in staff Artists' fee schedule in which the performance by the nonstaff Artist falls.

         (c) The Company agrees that it will not use the "Interchangeability" clauses in this contract, or in the absence of clauses requiring specific number of Artists and/or Producer-Directors to be assigned at any time, for the purpose of staff reduction.

         (d) Wherever feasible and practicable, assignments shall be made on the basis of advertiser or agency request. It is definitely understood, however, that under no circumstances shall any Artists at any time solicit any advertiser or agency to select him or her for specific announcements or program(s) without the prior knowledge and permission of Station's Management.

12.3     Producer-Director Assignments.

         (a)     Except in cases of emergency or as provided in Paragraphs 1.2,
                 1.3 and 12.1, only staff or supervisory Producer-Directors shall perform the regular duties of staff Producer-Directors.

         (b) The Station shall assign a staff or supervisory Producer-Director to each local live camera television broadcast and at least on Producer-Director shall be on duty at all times that the Station is broadcasting local live camera television programs or originating a network broadcast, except that the Station shall have the exclusive right to determine whether or not a Producer-Director need be assigned to live programs or announcements scheduled prior to 6:00 P.M. or until the end of a non-regularly scheduled program which has begun before 6:00 P.M., e.g., an election or a disaster, and after 11:30 P.M.

         (c) The Station shall have the absolute right to assign any staff Producer-Director to any particular broadcast, make whatever changes in assignments as it deems proper from time to time, except that every effort will be made to make such assignment on an equitable basis within the limits of the Station's overall production requirements.

         (d) Wherever feasible and practicable, assignments shall be made on the basis of advertiser or agency request. It is definitely understood, however, that under no circumstance shall any Producer-Director, at any time, solicit any advertiser or agency to select him or her for specific announcement(s) or program(s) without the prior knowledge and permission of Station Management.


SECTION 13 - STAFF WAGES

13.1     (a)     The Company agrees to pay each Staff Artist and
                 Producer-Director the following minimum wages for hours worked in the category assigned by management:

                  Category
                 ANCHOR PERSON                 $597/wk.
                 (5:00 pm, 6:00 pm
                 and 11:00 pm Mon-Fri)

                 PRODUCER-DIRECTOR             $520/wk.

                 ALL OTHER ANCHORS,            $515/wk.
                 REPORTERS AND SPECIALTY
                 ANNOUNCERS

                 ASSOCIATE DIRECTOR            $410/wk.

         (b) The initial wage rate provided in this Section shall be paid even though the employee is serving as a probationary employee in accordance with Section 14.11.

         (c) All employees who are at or above scale shall receive annual increases of 3% on contract anniversary dates. All Staff Artists whose hire anniversary date fell between 5/31/96 and unit ratification and who did not receive an increase on the hire anniversary date shall receive their increase retroactive to the hire anniversary date. No employee shall have his/her salary reduced because of the new scale. The annual raises above shall not apply to artists employed under personal services contracts. Their annual increases and dates of implementation will be governed by the terms of their individual contracts; however, for employees with personal services contracts scale shall be considered to be minimum scale plus all percentage increases that would have been required pursuant to the collective bargaining agreement during the period of their employment.

         (d) The rates set forth in this Agreement are minimum rates and nothing herein shall prohibit the Station and any individual employee from entering into a personal services contract providing wages, terms and benefits more favorable to the employee than those contained herein.

         (e) Anchorpersons will receive a program fee of $23.15 per newscast, 5:00 p.m. to signoff, for newscasts of not less than thirty (30) minutes nor more than forty-five (45) minutes, and $38.34 per program for newscasts of more than forty-five (45) minutes.

         (f) Specialty announcers will receive a program fee of $11.63 per newscast, 5:00 p.m. to signoff, for newscasts of not less than thirty (30) minutes nor more than forty-five (45) minutes.

         (g) Any artist performing a program of not less than thirty (30) minutes nor more than forty-five (45) minutes in length scheduled in the broadcast day part, sign on to 5:00 p.m., will be paid $7.74.

         (h) Any artist performing a program of less than thirty (30) minutes but more than three (3) minutes in length will be paid $5.04 per program.

         (i) Any artist substituting for another shall receive the applicable program fee at the substitute's regular rate of pay. If no fee is applicable, the artist will receive the higher rate of pay.

13.2     Definitions.

         ANCHORPERSON: Primary duties include, but are not limited to, performance of at least one on-camera news program of at least thirty
         (30) minutes at length, per day, Monday through Friday, within the broad daypart of 5 P.M. to sign-off, and preparation of the material as assigned, for such program(s).

         SPECIALTY ANNOUNCER: Primary duties include, but are not necessarily limited to, presentation of specialized program(s), including, but not limited to, sports information, weather forecasts and reports, business news, consumer reports and information, farm reports and information, and entertainment industry critiques, on camera during regularly scheduled newscasts as assigned by the Station, Monday through Friday, within the broad daypart of 5 P.M. to sign-off, and preparation of material as assigned for such programs.

         PRODUCER-DIRECTOR: Primary duties are to provide the service(s) of Producer-Director of any program or production, commercial, sustaining or public affairs type assigned by the Station during scheduled stretch.

         ANNOUNCER-REPORTER: Duties include, but are not limited to, such services as may be necessary for the program and production requirements of the Station, including but not limited to, researching, gathering, writing, rewriting or editing, and/or reporting news on film, tape or live and transmitting such reports via phone lines and/or microwave, two-way radios or direct broadcast and interviewing persons by such means; operation of journalism equipment; reporting on-the-air in or out of the studio by tape or live in the case of late breaking story(s), panel shows, interviews or as a second newscaster when a principal newscaster or news Anchorperson is present; maintenance of records; announcing television programs of all types; making live or tape station identification announcements, time signals, weather reports, station sign-on and sign-off, program opening, bridges, closings, commercial, promotional and public service announcements; assignment Monday through Friday as a substitute and/or replacement for an Anchorperson, Specialty Announcer or other artist who is absent due to illness, vacation, leave of absence, failure of assigned Anchorperson, Specialty Announcer or Artist to appear for any reason, or in case of emergency; weekend news anchoring, weekend news specialty announcing, program hosting or anchoring of regularly scheduled programs, and other related duties as may be assigned, and such other services as the programs requirements necessitate.

         ASSOCIATE DIRECTOR

         (a) If the Company has any associate directors, the minimum complement (Section 18) must include 3 full-time directors, and Associate Directors do not count toward director complement;

         (b) As long as the Company employs more than 3 full-time Producers-Directors, the Company may employ two Associate Directors in full or part-time capacities, one of whom may direct alone before 12:00 noon;

         (c) An employee cannot be employed as an Associate Director if that employee directs alone for longer than one year;

         (d) No full-time Director-Producer may be moved involuntarily to Associate Director; and

         (e) An Associate Director may not work on a show that airs after 12:00 noon, except if qualified in the judgement of station management to substitute for an absent director due to unforeseen circumstances. If, due to unforeseen circumstances, an Associate Director works on a show that airs after 12:00 noon, the Associate Director shall be paid as a Producer-Director at his/her applicable minimum Producer-Director pay.

SECTION 14 - HOURS OF WORK, SPECIAL PROVISIONS, MEAL PERIOD, TRANSPORTATION,
             ETC,

14.1     Hours of Work.

         (a) The workweek of staff Artists shall consist of forty (40) hours in five (5) workdays, with each workday to consist of not more than nine (9) consecutive hours, including one (1) hour for meal time; provided, however, that the

                 Company may require the rendition of services for more than forty (40) hours or more than five (5) days or for more than eight (8) hours per workday, subject to the payment of overtime as hereinafter provided. The regularly scheduled workweek shall begin at 3:01 A.M. on Monday and shall consist of seven consecutive days ending 3:00 A.M. the following Monday. Days off shall be scheduled consecutively, but not necessarily within the same work week.

         (b) Overtime at the rate of one and one-half (1-1/2) times the regular rate of pay shall be paid for assigned or scheduled hours worked in excess of eight (8) hours per day or forty
                 (40) hours in the workweek. Premium pay shall also be paid for work during the ten (10) hour rest between shifts. Duties performed on the sixth (6th) consecutive day of work shall be at the rate of 1-1/2 times the regular rate of pay. A minimum assignment of two (2) hours will be provided for employees called back to staff work on the employee's scheduled workday. A minimum assignment of four (4) hours will be provided for employees called back to staff work on the day the employee is scheduled to be off. However, in the event overtime hours are contiguous to the staff stretch, overtime payments shall be for the hours actually worked, but in no event for units less than 15 minutes.

         (c) Overtime at the rate of two (2) times the regular rate of pay shall be paid for all hours worked in excess of twelve (12) during the workday. Duties performed on the seventh (7th) consecutive day of work shall be at the rate of two (2) times the regular rate of pay. Staff artists who work between the hours of 1:30 A.M. and 5:00 A.M. shall be paid for such time at the rate of two (2) times their regular rate of pay. The rates in this paragraph apply except as modified by other provisions for this Section.

         (d) Payment of overtime rates shall not be duplicated for the same hours worked, but the higher of the applicable rates shall be used to prevent pyramiding. Premiums do not apply when with Management's consent, scheduling is for an employee's own convenience. Sixth and seventh consecutive day overtime payments are exempt during two scheduled changes per 12 month period beginning June 1 of any year per employee for the convenience or requirement of the Station.

14.2 (i) Special Provisions Covering Part-time or Trainee Employees. The Company may employ part-time artists and Producer-Directors, who may perform any of the duties of Artists or Producer-Directors. The minimum call in for part-time employees shall be four (4) hours. The maximum hours for each employee shall be eight (8) hours per day and twenty-four (24) hours per week. Wages earned shall be at the applicable rate times the number of hours worked. Part-time employees shall not be eligible for the benefits provided under Section 14.8 or
         14.17. They shall receive pro rata benefits under Section 14.9. The number of part-time compared to full-time Producer-Directors employed shall not exceed 1 to 3, 2 to 6, 3 to 8, 4 to 12. The number of part-time compared to full-time Artists (specialty announcers and announcer reporters as a group) employed shall not exceed 1 to 3, 2 to 6, 3 to 8, 4 to 12. An additional two (2) part-time Artists may be added between May 15 and September 30 solely for the purpose of replacing staff Artists on vacation. The latter part-time Artists shall not replace the absent staff Artists, but will perform the duties of whichever staff Artists replaces the absent staff Artist.

14.2 (ii) Notwithstanding the provisions of this Section 14.2, the Station may employ individuals to perform voice-over or other voice announcements in connection with public service announcements or advertisements produced by the Station on a freelance basis. There shall be no minimum hours for either daily or weekly services required of such announcers. The announcers shall receive an amount not less than the entry level hourly rate for an announcer. The Station agrees to use its best efforts to utilize the services of members of AFTRA on a freelance basis under this provision and AFTRA agrees to use its best efforts in assisting in the identification of recruitment of such talent. In the event the Station requires the services of a particular voice or a particular type of voice, and AFTRA is unable to adequately provide such talent, the Station shall be free to recruit individuals not members of AFTRA and such individuals shall not automatically be subject to the provisions of the union's security premium of the contract.

14.3 Length of Staff Stretch. The number of hours worked in any day by any employee shall consist of the number of hours worked intervening between the beginning of his/her assignment to perform staff duties on each of the days during that particular week of which such workweek is part, and the conclusion of his/her last assignment to perform staff duties on each of said days, excluding one (1) hour for meals when assigned, such period being referred to as the "staff stretch."

14.4 Meal Periods. The Company may assign a meal period of not more than one (1) hour in each full working day. Meal periods so assigned and permitted shall be excluded in the computation of elapsed time of the staff stretch. No meal period shall be scheduled on any day consisting of less than five (5) elapsed hours, but the Company agrees to allow a meal period on any day consisting of five (5) hours or more. The said meal period shall not be scheduled within the first two (2) hours or the last two (2) hours of the staff stretch, except when emergencies or other extraordinary program requirements make the same necessary. If a meal period is scheduled during the first two
         (2) or the last two (2) hours of a staff stretch, as defined above, one (1) hour straight time shall be paid, but such payment shall not be considered as additional time worked for the purpose of determining overtime for the day and/or week.

14.5 Rest Between Staff Stretches. The first staff assignment of any employee on any day begins no sooner than ten (10) hours after the conclusion of his/her last staff assignment on the preceding day, provided, however, that the requirements shall not apply in the event of emergencies, special event programs, or other extraordinary program requirements, but in all such cases, the overtime pay provisions of this Agreement, where applicable, shall govern.

14.6 Transportation. The Company agrees to provide appropriate transportation to employees required to travel and to allow them money sufficient to cover expenses.

         Where employees, with the consent of the Company, use their own car in connection with such traveling, they shall receive not less than twenty and one-half (20-1/2) cents per mile for the expense of operating their car, but in any event they shall be paid a minimum travel expense of one dollar and fifty cents ($1.50) per day.

         The Company agrees that it will not require any employee to use their automobile without their consent.

14.7 Travel Time. Employees shall be credited with the following time allowances:

         (a) When sent out of the city on an assignment which requires him/her to remain away overnight, he/she shall be credited with not less than one eight (8) hour shift for each and every day he/she is away on such assignment. All time spent in traveling up to eight (8) hours in any one day exclusive of the time from midnight to 8:00 A.M. when sleeping accommodations are furnished shall be considered as time worked.

         (b) When sent out of the Station's premises on an assignment which requires him/her to return to the point from which he/she started on the same workday, he/she shall be credited with the total elapsed time spent on such assignment.

14.8 Bureaus. For purposes of Sections 14.6 and 14.7, an employee regularly assigned to a Bureau which is within 35 miles of the Station's transmitter shall be deemed to be employed at the Bureau.

14.9 Sick Leave. Full time employees will be reimbursed at their regular wage rate for absences totaling up to ten (10) scheduled work days in any employment year when the absence is due to illness. If an employee is absent due to illness beyond four (4) working days in an employment year, the Company reserves the right to request of the employee a signed doctor's statement. If requested, the doctor may be selected by the Station. His/her fee, to the extent that it is not covered by insurance, will be paid for by the Station. Such a statement, if requested, will be required before any wage payments for the absentee period are made. Each employee may take three (3) personal days in lieu of three (3) of the ten sick days provided above with six (6) days' prior notice to the Station. The Station may decline to grant such a personal day off if the employee has already taken one (1) during a rating period or if another employee has already been granted permission to take a personal day off on the day requested. These limitations will not apply in the event of a personal emergency, such as a death in the employee's immediate family. Each employee may accumulate and "bank" up to a total of fifteen (15) days of unused sick leave. Such fifteen (15) days of accumulated sick leave may be built over a period of years but in no event shall more than fifteen
         (15) days be carried forward from one year to the next. The Bank may be used only for extended illness, after the employee's current year entitlement is exhausted and will be paid for only on medical proof.

         New employees will not earn nor receive sick leave during their probationary periods.

14.10 Vacations and Holidays. Staff Artists or Producer-Directors with continuous service of six (6) months or more shall receive two (2) weeks vacation with pay; staff Artists or Producer-Directors with continuous service of one (1) year or more shall receive three (3) weeks vacation with pay; staff Artists with continuous service of five (5) years or more shall receive four (4) weeks vacation with pay; staff Artists and Producer-Directors with continuous service of fifteen (15) years or more shall receive five (5) weeks vacation with pay. Part-time employees who have worked at least 750 hours in the preceding year shall be eligible for vacation benefits consistent with their years of continuous service based upon their normal work week. The weeks of paid vacation paid to part-time employees shall be calculated on the basis of their average weekly pay in the preceding year.

         In consideration of the vacation, provided herein, no staff Artist or Producer-Director who works on holidays, Sundays or evenings shall receive extra pay, compensation or other benefits for such work. Seniority shall govern in assignment of vacation schedules. Vacations will be taken in one (1) week periods except with prior Company approval for other arrangements. The final right to schedule vacations is retained by the Company to assure the orderly operation of the business.

         The Company will allow artists to take up to five days vacation or personal days during the two week period preceding November, February and May ratings periods.

         Staff Artists entitled to two (2) weeks vacation shall take such vacation during the six (6) month period following their entitlement. Such staff Artist, upon attaining service of one (1) year, shall be entitled to one (1) week vacation during the next six (6) months and two (2) weeks during the ensuing six (6) months. Thereafter, vacation entitlement shall be taken on a calendar year basis.

         Staff Artists shall accumulate vacation entitlement during the time worked for calculation of termination, lay off or other separation benefits as set forth in this Agreement based on the following formula:

Vacation Entitlement                               Accrual
--------------------                               -------
      2 weeks                              0.83 day per month worked
      3 weeks                              1.25 days per month worked
      4 weeks                              1.66 days per month worked
      5 weeks                              2.08 days per month worked

14.11    Termination of Employment.

         (a)     1.       The Company agrees not to terminate employment in
                          violation of the Act nor to terminate employment except for just cause as, insubordination, misconduct, incompetence, nonqualification or for the purpose of reemploying an employee (on leave of absence) upon his/her separation from the armed services of the United States of America, in accordance with the UMT Act.

                 2. When the termination is because of insubordination or misconduct, the Company need give no notice or termination pay. When the termination is because of incompetence or non-qualification, the Company shall give the affected employee four (4) weeks written notice or two (2) weeks termination pay.

                 3. In addition, when termination is because of nonqualification, an employee so separated is paid severance pay in accordance with the provisions of subparagraph e.

                 4. An employee shall give the Company two (2) weeks written notice of his/her intent to terminate his/her employment with the Company.

         (b) For the purposes of Paragraph 14.11, nonqualification is deemed to mean: That the Artist's or Producer-Director's professional performance is generally such that it significantly limits his/her usefulness to the Company as measured by either his/her past performance or by the performance of other employees having similar responsibilities or by the then current requirements of taste, talent, style, and fashion as established by sponsors, advertising agencies, listener or viewer preference or programming demands. In the application of this cause for an employee's severance, Station management shall be the interpreter of these standards and any dispute over a severance shall not be subject to arbitration, unless with regard to an employee with more than five (5) years of service, management has failed within six (6) month preceding the discharge to advise the employee of the deficiency in his/her performance.

         (c) No employee whose employment is terminated because of insubordination or misconduct shall be entitled to any vacation or vacation pay beyond that actually earned prior to time of termination of such employment. Employees whose employment is terminated for any other reason, or who are laid off, shall receive earned vacation or vacation pay, if any, at the time of such termination.

         (d) Where the Company desires to lay off employees for seasonal inactivity, business decline or similar causes, or for purposes of reemployment of a former employee upon his/her discharge from the armed services of the United States of America, it shall give to any employee so laid off four (4) weeks' written notice or four (4) weeks' termination pay. Such layoffs shall be on the basis of seniority, with consideration for ability. An employee so laid off shall have preference in reemployment.

         (e) Severance pay shall be paid to employees terminated for nonqualification as provided in Paragraph 14(a) pursuant to the following terms and conditions:

                 1. The amount of severance pay shall be two (2) times present base wages per week for each year of continuous employment with the Station, up to a maximum of fourteen (14) weeks' base pay.

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

                 2. "Continuous employment" means the number of years from the last date of hire computed from the date of hire to the closest anniversary of said date. There shall be excluded from this computation time spent on leave of absence for any reason including military. Date of hire is the actual date of hire, subject to the provisions of Section 1 and 2.

                 3. Base wages per week is the actual amount paid to the employee just before notice of severance for nonqualification, exclusive of fees and any other extra compensation.

                 4. Severance payments hereunder shall in no way affect the employee's rights to unemployment insurance benefits, and such benefits shall not be set off against, or be deducted from, the amount of severance due the employee hereunder.

                 5. Federal and State withholding taxes shall be deducted from the pay or payments as required by law.

                 6. There shall be deducted from the total severance pay payable herein, any amounts owing to the Company by the employee.

                 7. Severance pay shall be in addition to any payments in lieu of vacation which the employee may have earned.

                 8. In the event of an employee's death between the time he/she is notified of termination for nonqualification and the time he/she receives all of the severance pay due him/her, any balance due shall be due to his/her estate.

                 9. When severance pay is complete, the Company shall have no further obligation of any kind to the employee and he/she shall forfeit all seniority rights and any other privileges, rights, or benefits to which he/she is or may be entitled, except those which are specifically reserved. In the event he/she is reemployed he/she shall be deemed a new hire. The foregoing shall include a release signed by the employee and AFTRA upon the employee's receipt of severance pay, specifically waiving or withdrawing any grievance under this Agreement.

                 10. In the event that a termination for nonqualification is grieved through the grievance and arbitration procedure

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

                          any monies payable hereunder or offered to be paid hereunder shall be withheld until the final arbitrator's award or withdrawal of the grievance.

         (f) Paragraphs a, b, c and d of Section 14.11 are subject to grievance and arbitration procedures except as set forth in this Agreement.

         The provisions of Section 14.11 shall not be applicable to an employee during the first three (3) months of his/her employment (six (6) months if mutually agreeable to the employee, the Station and local unions) which period shall be deemed to be the employee's probationary period. Termination of employment during the probationary period shall be at the sole discretion of the Station without resort to the grievance or arbitration procedure.

14.12 Safety. Without his consent, no Artist or Producer-Director shall be required to perform duties not reasonably compatible with his vocation or where there exists danger of bodily injuries or conditions detrimental to health.

14.13 Assignments and Competitive Auditions. The sponsor or advertising agency shall have the right to select such Artist or Artists as are available. In the event a sponsor or advertising agency does not wish to select an Artist, the Company will recommend that a competitive audition be held. If the sponsor or agency refuses to make a selection or to have an audition then Station management may assign an Artist to the program or announcement in question. When requested by a sponsor or advertising agency to submit a list of all staff Artists available for any commercial program or announcement, the Company shall submit a list of all staff Artists employed by it, other than those engaged for programs or announcements advertising competitive products, or for a program conflicting as to time, or those Artists under exclusive contract(s) to another sponsor or advertising agency. A copy of each such list shall be made available to all staff Artists. Competitive auditions shall be held whenever requested by a sponsor or advertising agency and prompt notice thereof given to all contestants. Only staff Artists shall be permitted to compete in auditions.

14.14 Pay for Auditions and Performance on Programs. In case of auditions outside staff stretch, for a commercial program or announcement, at which the staff Artist appears at the specific request of the Company, he shall be paid at his/her normal overtime rate.

14.15 Duties. Staff Artists shall render the following services which the program requirements of the Company may necessitate:

         (a) Keeping the program log and other required Company and/or FCC documents.

         (b) Performance of station identifications, time signals and all other types of sustaining or commercial announcements; performing. as talent on sustaining, commercial or participating programs, preparing and performing on musical programs, including selecting recordings and transcriptions for their own

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

                 programs, delivering them to appropriate control rooms for their own programs, and preparing schedule sheets for their own use; delivering news and sports programs and other regularly scheduled features, including gathering, editing and writing such programs and features and performing on spot announcements or personality features designed to promote programs on which they are featured, for scheduling at the Station's discretion.

                 Subject to other provisions of this Agreement, performance of on-camera programs, regardless of length, as assigned by the Station; services as may be necessary for the programming and production requirements, including but not limited to, gathering, preparation and/or delivery of any and all types of material, prompter typewriting, operating journalism equipment, maintaining written records, auditioning, public appearances, rehearsing, monitoring, training other artists, rewriting and editing material from outside sources such as wire services, newspapers, public relations handouts, etc.; determining the activity of film cameramen/soundmen, film editors, videotape and audiotape editors and other involved employees, operating as required, newsroom equipment; assignment as a substitute as an Artist in any of the categories as defined in Paragraph 13.2.

         (c) Creative writing or original dramatic programs or general continuity writing assignments, shall not be considered staff duties, but may be performed by Artists subject to individual negotiations with Company and/or sponsor. It is understood that the preparation of material for these programs on which specific Artists are themselves featured artists, or preparation of material for promotion of these programs, does not fall within the meaning of the preceding sentence.

         (d) Personal appearance for Station's promotion purposes when requested by the Company shall be considered part of the staff Artist's duties. If within the staff Artist's stretch, the Artist shall be paid only his expense. If on the Artist's day off, the Artist shall be paid his expenses and minimum of four
                 (4) hours at overtime rates.

         (e) Participating in Company auditions and giving voice auditions, live or transcribed, for sales or promotion purposes.

14.16 Other Services. Acting or singing, personal appearances, writing, producing, or other special services not covered by this Agreement shall be the subject of individual bargaining between the Artist and the Company. Prior Company approval must be obtained for all appearances and performances by staff Artists, exclusive of services rendered to Company Station.

14.17 Schedule Changes. The Company agrees not to change the schedule of any staff Artist at the request of a sponsor to enable him to secure the services of an Artist at a fee lower than that which would be paid had such change not been made.

         If the Company, in the case of an emergency or because of some extraordinary

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

         program requirements, requires a staff Artist to be absent from a commercial program which nevertheless is broadcast, for which he regularly receives a fee, the Company agrees to compensate the Artist for any loss in fee which he may suffer as the result of the Company's withdrawal of the Artist from such commercial program.

         Hours of work shifts for the workweek shall be posted by noon of the day five (5) days before the beginning of the workweek and shall not be changed by the Station except to deal with events or matters that become known to the Station following the time the schedule is required to be posted.

14.18 Insurance and Other Benefit Programs. Staff Artists and Producer-Directors shall receive all group benefits (excluding supplemental executive benefits) provided to other employees of WROC-TV on the same terms, including but not limited to the 401(k), health, dental, vision and life insurance, short and long-term disability and travel accident insurance.

14.19 Bereavement Pay. Employees will be paid up to three (3) days for death and funerals in the immediate family. The immediate family shall include: parents, step-parents, children, step-children, brother, sister, spouse and mate living with employee. Employees will receive one (1) day with pay to attend the funeral of grandparents, mother-in-law, father-in-law, and grandchildren. Pay will be paid for regular work days only up to and including the day of the funeral.

SECTION 15 - EQUAL OPPORTUNITY

15.1 The parties agree to continue their policy of equal opportunity for all employees in employment, promotion, demotion, transfer, layoff, recall and disciplinary action, which will be applied without regard to race, creed, color, age, sex, or national origin, disability, marital status, or sexual orientation, and the parties will administer the provisions of this Agreement without discrimination. The parties further agree to apply this Section to marital status and disability, as those subjects are treated under New York State law. Whenever a male or female pronoun is used in this Agreement, it shall be deemed to apply equally to persons of both sexes.

SECTION 16 - CONFORMANCE WITH LAW

16.1 If there are any valid provisions of law applicable to this Agreement which are in conflict herewith, the provisions of this Agreement which conflict therewith shall be deemed modified in conformity with the provisions of such applicable law. If any provision of this Agreement, or the application of such provision to any person or circumstances, shall be held invalid, the remainder of this Agreement, or other than those as to which it is held invalid, shall not be affected thereby.

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

SECTION 17 - PERSONAL SERVICE CONTRACTS

The Company may enter into individual Personal Services Contracts ("PSCs") for terms of at least one year with employees earning at least 20% overscale. The terms and conditions of the PSC shall not be less favorable to the affected employees than the applicable terms and conditions set forth in this Agreement, and said PSC terms and conditions shall not conflict with this Agreement. However, the Company and individual may negotiate compensatory time off cumulatively in lieu of overtime pay for hours worked in excess of 8 in a day or on a day off at the same rate as this Agreement provides for overtime. The Artist shall be permitted to use such compensatory time within 120 days of its accrual. The parties may also negotiate alternate arrangements for anchors for personal promotional appearances of the type covered in 14.15d. Each PSC shall be negotiated solely and individually between the employee and the Company, however, the employee shall have the right to consult with AFTRA and seek outside counsel and advice. The Company shall give a copy of the then current AFTRA Agreement to an individual when it first engages in PSC or over-scale negotiations.

A copy of each PSC shall be sent to AFTRA within ten (10) days of the date of signing by the employee and the Company.

The Company may enter into a covenant not to compete in the Rochester DMA for a period not to exceed 12 months. The additional consideration therefor shall be at least $2,000 payable at the expiration of the restriction period.

If, upon the expiration of an Artist's personal services contract (PSC), the Company offers the Artist continued employment either under a PSC or without a PSC at a salary less than the Artist's compensation under the expiring PSC, the Artist may either accept or reject the offer. If the Artist accepts the offer, he/she shall be vested with earned severance at the annual rate of pay prior to the first day of the new salary. Future severance benefits will be based upon the Artist's individual rate of pay at the time of termination, computed from the beginning date of the new (lower) salary, and shall be added to the vested severance amount. If the Artist rejects the offer, it shall be considered a constructive discharge and severance shall be paid. The foregoing provisions shall also apply to any proposed reduction in pay of an Artist without a PSC.

The severance formula set forth in this Agreement shall not prohibit employees from negotiating PSCs which have more favorable provisions for severance compensation and notice regarding expiration and non-renewal. In no event, however, shall severance be credited against or built into PSC salary.

Subjects not addressed directly in the main body of the AFTRA Agreement may be included in PSCs, provided the PSC terms are not less favorable to the affected employees than the terms of the AFTRA Agreement and do not conflict with the AFTRA Agreement. For example, a PSC may provide for reimbursement of moving expenses for a new employee moving to the area, notwithstanding that the main body of the AFTRA Agreement does not provide for a relocation allowance. The parties may negotiate penalty provisions (such as forfeitures of monies advanced for moving expenses) when an employee unilaterally decides to leave the Station during the term of the PSC; however, the employee may not

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

forfeit benefits required by the AFTRA Agreement.

The PSCs of Artists in effect on March 3, 1997 shall be retained as written until they expire by their terms.

SECTION 18 - MINIMUM COMPLEMENT

The Station shall employ at least 18-full-time employees in the bargaining unit.

SECTION 19 - TERM OF AGREEMENT

19.1 This Agreement shall be known as the 1997-1999 AFTRA-WROC MINIMUM BASIC AGREEMENT FOR TELEVISION AND RADIO ARTISTS AND PRODUCER-DIRECTORS. It shall become effective March 3, 1997 and shall continue in effect through sign-off of the Station on the broadcast day commencing March 2, 1999 and thereafter it shall automatically continue in full force and effect for two years from unit ratification unless terminated by either party giving the other at least sixty (60) days' written notice, by certified mail, prior to March 2, 1999 or any annual termination date thereafter.

19.2 The Company warrants that it operates the Station. The parties agree that if the Company should transfer or assign the operation of the Station to any third party or parties during the term of this Agreement as a result of any action of any governmental agency immediately affecting the Company's operation of the Station or in the event of the involuntary transfer or assignment, the Company need not require the transferee or assignee to assume the obligations of this Agreement; and if the transferee does not assume such obligations, AFTRA and its members shall be free of all obligations hereunder; but all other cases of transfer or assignment of the Station shall require the transferee or assignee to assume, for the benefit of AFTRA and its members, the obligations of this Agreement.

19.3 The Company agrees that this Agreement is subject to approval by the National Board of AFTRA and does not go into effect until countersigned by the AFTRA National Executive Director.

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

         IN WITNESS WHEREOF, this Agreement has been executed in behalf of the parties thereto by their respective officers, thereunto duly authorized, on the
day of      , 1997.

AMERICAN FEDERATION OF TELEVISION            STC BROADCASTING, INC.
 AND RADIO ARTISTS

By: /s/ JUNE K. BALLER 6/17/97               By: /s/ JOHN M. PURCELL
   -----------------------------                --------------------------------
By:                                          By:
   -----------------------------                --------------------------------
By:                                          By:
   -----------------------------                --------------------------------


APPROVED: AFTRA NATIONAL BOARD

By: /s/ BRUCE C. ZOOK
   -----------------------------
Date: 6/16/97
     ---------------------------

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1997 AFTRA/WROC-TV AGREEMENT (CONT.)

                     STC BROADCASTING, INC. d/b/a WROC TV 8
                                      AND
                             AFTRA ROCHESTER LOCAL

                                 SIDE AGREEMENT

The parties agree that the current recognition clause of the contract, Section 1.1, will remain the same, Section 1.2 is changed, but no other changes will be made in either Section 1 or Section 12 of the collective bargaining agreement.

         The parties agree to enter into a side letter agreement as follows:

                 Station photographers who are not part of the AFTRA bargaining unit may gather news or sports stories by asking questions or conducting interviews on tape. The voice of the photographer may not be used nor shall the photographer appear on camera.

                 This side agreement will be considered violated, and the contract will be considered violated, if the use of photographers asking questions or conducting interview results in the loss of any bargaining unit job.

                 The Employer may employ a part-time sports producer who will be permitted to ask questions and gather information with regard to sports stories only. The sports producer will be required to join AFTRA, but Union minimum will be waived on days that no AFTRA bargaining work is done. The part-time sports producer will be paid at AFTRA rates, including all applicable talent fees, on days that any AFTRA bargaining unit work is performed.

                 The Employer may employ a field producer/part-time reporter who will be able to ask questions and field produce news stories for other AFTRANs. This field producer/part-time reporter will join AFTRA, however, the AFTRA minimum will be waived on days that no AFTRA bargaining unit work is done. AFTRA rates will be paid, including all applicable fees, on days that any AFTRA bargaining unit work is performed.

                 Any non-professional student may be used on a "kids news" program produced by the Employer, for up to ten (10) weeks each year without any requirement that any part of the contract be applied to such student(s).

                 The Station shall be allowed to have its newscasts simulcast, replayed or executed by radio stations. Artists may also be required to file stories and present their stories for broadcast by radio stations so long as such work is performed during regular work hours and at the Station. Artists would not receive extra payments if the Station did not receive cash compensation. If the Station is given cash compensation, the Artists and the Station shall negotiate appropriate fees or payments.

AMERICAN FEDERATION OF TELEVISION            STC BROADCASTING, INC.
 AND RADIO ARTISTS

By: /s/ JUNE K. BALLER  6/17/97              By: /s/ JOHN M. PURCELL
   -----------------------------                --------------------------------
By:                                          By:
   -----------------------------                --------------------------------
By:                                          By:
   -----------------------------                --------------------------------


APPROVED: AFTRA NATIONAL BOARD

By: /s/ BRUCE C. ZOOK
   -----------------------------
Date: 6/16/97
     ---------------------------